Filer:
  Company Data:
    Company Name:  Campbell Strategic Allocation Fund, L.P.

    IRS Number:  52-1823554
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-61274



                  CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                        MONTHLY REPORT - APRIL 2002
                                -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (517,879.614 units) at March 31, 2002            $972,701,960
Additions of 14,096.951 units on April 30, 2002                    25,267,062
Redemptions of (4,182.897) units on April 30, 2002                 (7,497,337)
Offering Costs                                                       (536,314)
Net Income (Loss) - April 2002                                    (43,927,581)
                                                                 ------------

Net Asset Value (527,793.668 units) at April 30, 2002            $946,007,790
                                                                 ============

Net Asset Value per Unit at April 30, 2002                       $   1,792.38
                                                                 ============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                     $ (3,713,276)
    Change in unrealized                                          (36,043,967)

  Gains (losses) on forward and swap contracts:
    Realized                                                                0
    Change in unrealized                                              538,648
  Interest income                                                   1,318,768
                                                                 ------------

                                                                  (37,899,827)
                                                                 ------------

Expenses:
  Brokerage fee                                                     5,902,521
  Performance fee                                                           0
  Operating expenses                                                  125,233
                                                                 ------------

                                                                    6,027,754
                                                                 ------------

Net Income (Loss) - April 2002                                   $(43,927,581)
                                                                 ============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on April 30, 2002                       $   1,792.38

Net Asset Value per Unit on March 31, 2002                       $   1,878.24

Unit Value Monthly Gain (Loss) %                                       (4.57)%

Fund 2002 calendar YTD Gain (Loss) %                                   (9.33)%



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit




Dear Investor:

April was one of the most difficult trading months we can recall. The fixed income sector was whip-lashed as hopes of imminent economic recovery sputtered, while the energy sector was buffeted by reports of unfolding events in the Middle East.

Broad-based selling saw the three leading US equity indices significantly lower on the month leaving all three in negative territory for 2002 with the S&P 500 down 6.1% (YTD -6.2%), the NASDAQ down 8.5% (YTD -13.5%) and the Dow down 0.8% (YTD -4.4%). This puts each of these indices below the key psychological levels of 1,100 (S&P), 1,700 (NASDAQ) and 10,000 (DOW), the lowest monthly closes since October 2001.

Many areas of concern remain. Continued instability in the Middle East, weak corporate earnings, continued revelations of corporate accounting issues, fear of a collapse in residential real estate, high energy costs (crude is up 37%
YTD), and a growing federal budget deficit due to lower tax receipts. This bleak outlook has sent some nervous investors running for the perceived safe haven of gold, which is up 10.8% for the year.

We take little comfort in being negative when so many other investment classes are also negative, but in the 30 years we have been in business we have never seen a period like this that did not eventually lead to significant trading opportunities. Our strategies normally do well during sustained periods of change, when the economy is expanding, contracting, or otherwise in transition. We firmly believe that our patience and discipline will eventually be rewarded, and for this reason we remain fully committed to our strategies during this uncomfortable time. At the end of the day, we know that we can't catch the train if we're not at the station.

Sincerely,


Bruce Cleland
President/CEO